Exhibit 99.1

MARTIN MIDSTREAM PARTNERS PRESENTS AT
4th ANNUAL LOUISIANA ENERGY CONFERENCE
NOVEMBER 30, 2004

     KILGORE, Texas, November 30, 2004 /PRNewswire-FirstCall via COMTEX/ — Martin Midstream Partners L.P. (Nasdaq: MMLP) announced today that Ruben S. Martin and Scott Martin, President and Chief Executive Officer and Director, respectively, of MMLP’s general partner, will make a presentation concerning MMLP’s financial performance, strategy and outlook at the 4th Annual 2004 Louisiana Energy Conference to be held at the Windsor Court Hotel in New Orleans, Louisiana on December 1-3, 2004. The Company’s presentation at the conference will be webcast live with an accompanying slideshow on Thursday, December 2, 2004 at 1:40 p.m. Central Time. To listen to the live audio webcast and view Martin Midstream’s slideshow, visit the Company’s website at www.martinmidstream.com. A replay of this webcast will be available on the Company’s website shortly after the presentation is concluded and will be archived for replay on the website for a period of 30 days.

About Martin Midstream Partners

     Martin Midstream Partners provides terminalling, marine transportation, distribution and midstream logistical services for producers and suppliers of hydrocarbon products and by-products, lubricants and other liquids. The Company also manufactures and markets sulfur-based fertilizers and related products and owns an unconsolidated non-controlling 49.5% limited partnership interest in CF Martin Sulphur L.P., which operates a sulfur storage and transportation business. MMLP operates primarily in the Gulf Coast region of the United States.

     Additional information concerning the Company is available on the Company’s website at www.martinmidstream.com.

Forward-Looking Statements

     Statements about Martin Midstream Partners’ outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.

Contact:

Robert D. Bondurant, Executive Vice President and Chief Financial Officer of MMLP’s general partner, Martin Midstream GP LLC, at (903) 983-6200.

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